EXHIBIT 99.1

SUBSCRIPTION AGREEMENT
Louisiana Food Company
The undersigned (the “Subscriber”) hereby subscribes for that number of shares of common stock (the “Shares”) of Louisiana Food Company, a Nevada corporation (the “Company”), set forth below, upon and subject to the terms and conditions set forth in the Company’s Prospectus dated __________, 201__, to which this Subscription Agreement is attached and which the Subscriber acknowledges as having received and read.

Total number of shares subscribed at $0.30 per share:
Amount paid with this Subscription Agreement at a price of $0.30 per Share:
This Subscription Agreement constitutes a binding agreement between Subscriber and the Company and may be amended only by a writing executed by all parties.
IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement this ___ day of ______, 201__.
Individual Subscriber(s)	Entity Subscriber

(Signature)	(Entity Name)
By:
(Printed Name)	Name:
Title:
(Signature of Co-Subscriber)

(Printed Name of Co-Subscriber)
Subscriber’s Address:

Subscriber’s Telephone #:
Subscriber’s E-Mail Address:
Name of Subscriber, as it should appear on the Certificate:
If Joint Ownership, check one (all parties must sign above):
[ ]	tenants in common	[ ]	tenants by the entireties
[ ]	joint tenants with right of survivorship and not as tenants in common
[ ]	Uniform Gifts to Minors Act: ___________________ Custodian, ___________________ (Minor) under Uniform Gifts to Minors Act of _________________________ (State)
If Subscriber is an entity, please complete the appropriate item below, naming the person with whom the Company is authorized to correspond in matters concerning the Shares:
[ ]	Corporation	Name of Authorized Person:
Capacity:
[ ]	LLC	Name of Authorized Person:
Capacity:
[ ]	Partnership	Name of Authorized Person:
Capacity:
[ ]	Trust	Name of Authorized Person:
Capacity:
[ ]	Estate	Name of Authorized Person:
Capacity:
[ ]	Other (describe)
Name of Authorized Person:
Capacity:
INSTRUCTIONS FOR PAYMENTS BY CHECK OR MONEY ORDER

Payments of the purchase price of the Shares made by check or money orders shall be made payable to: “LOUISIANA FOOD COMPANY”, and are to be sent to the attention of David Loflin, President, at the following address: 917 Third Street, Norco, Louisiana 70079.

INSTRUCTIONS FOR PAYMENTS BY WIRE TRANSFER
Payments of the purchase price of the Shares to be made by wire transfer are to be made pursuant to the following procedure:
1.	This completed Subscription Agreement shall be sent to the Company via either (A) e-mail at subscriptions@lafoodco.com or (B) fax at (___) ___-____.
2.	If this Subscription Agreement is accepted by the Company, the Company shall, by reply e-mail or fax, send wire transfer instructions to Subscriber.
3.	Within 48 hours of Subscriber’s receipt of the Company’s wire transfer instructions, Subscriber shall have delivered to the Company the purchase price amount via wire transfer.

The foregoing Subscription is hereby accepted for and on behalf of Louisiana Food Company this _____day of _____________, 201___.

ACCEPTANCE OF SUBSCRIPTION:

LOUISIANA FOOD COMPANY

By: ______________________________
            David Loflin
            President